Exhibit 10.2

For Immediate Release
November 4, 2004

          Rentech and Royster-Clark Amend the Letter of Intent
         Between Them to Purchase Royster-Clark Nitrogen, Inc.

Denver, Colorado-Rentech, Inc. (AMEX:RTK) announced today that Rentech Development Corporation, its wholly owned subsidiary, and Royster-Clark, Inc. have amended the Letter of Intent between them to extend the exclusivity period that would have expired on November 5, 2004 to December 10, 2004 and also to extend the date that the Letter of Intent would have expired by its terms to December 10, 2004. The extension was the result of mutual agreement, reflecting the need both companies recognized for more time to complete the detailed and extensive documentation for the purchase and its funding.

The companies are cooperating to complete the transaction, and neither paid for the extension. Francis Jenkins, CEO and President of Royster-Clark, Inc. said, "The progress on the transaction and the funding assurances and proposed financing structure that Rentech has been able to provide give a positive basis for the extension."

Rentech intends to acquire 100% ownership of Royster-Clark Nitrogen, Inc.'s 830 ton-per-day natural gas-fed nitrogen fertilizer production plant in East Dubuque, Illinois. The two companies expect that Royster-Clark will continue to be the marketing and sales company for the fertilizer products produced by the plant. Rentech plans to convert the gas-fed nitrogen fertilizer plant to a coal-fed gasification process, using Illinois coal instead of expensive natural gas as its feedstock. The new and expanded gasification process will generate the synthesis gas necessary to produce nitrogen fertilizer, Fischer-Tropsch (FT) ultra-clean fuels and surplus electricity. Rentech will continue to operate the plant as a natural gas-fed nitrogen plant while the conversion to coal is taking place. Rentech estimates that it will take approximately three and a half years to convert the plant from natural gas to coal.

The converted plant will use the latest in clean coal gasification technology as well as Rentech's Fischer-Tropsch process. The plant's conversion to coal is expected to enable it to produce ammonia fertilizer at approximately 1,000 tons per day, ultra-clean Fischer-Tropsch fuels at approximately 1,800 to 2,200 barrels per day, and electricity of approximately 20 to 25 megawatts of excess power for the local power grid. When the plant is completed, it will be the first


                  1331 Seventeenth Street, Suite 720
                       Denver, Colorado 80202
                            303/298-8008
                          FAX 303/298-8010


of its kind in the United States and will demonstrate the ability to use domestic coal in a clean and responsible manner to meet the needs of our agricultural, clean fuel and power industries while lessening our dependence on foreign oil.

The project is being supported by $5.5 million in advance grants from the State of Illinois, the State of Illinois Clean Coal Review Board, and the Illinois Department of Commerce and Economic Opportunity.

Rentech, Inc., a Denver, Colorado corporation incorporated in 1981, is the developer and licensor of a patented and proprietary Fischer-Tropsch gas-to-liquids process for conversion of synthesis gas made from natural gas, industrial off-gas, or solid or liquid carbon-bearing materials into high-value fuels and chemicals. These include clean burning, ultra-low-sulfur and ultra-low-aromatic fuels (beyond detectable limits), naphtha, waxes and fuel for fuel cells. Through its subsidiary Rentech Development Corporation, the Company plans to acquire and develop projects that include the Rentech process.

Safe Harbor Statement

Certain information included in this report contains, and other reports or materials filed or be filed by the Company with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by the Company or its management) contain or will contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, Section 27A of the Securities Act of 1933, as amended, and pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements may relate to financial results and plans for future business activities and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. They can be identified by the use of terminology such as "may," "will," "expect," "believe," "intend," "plan," "estimate," "anticipate," "should" and other comparable terms or the negative of them. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Factors that could affect Rentech's results include our ability to obtain financing for the purchase and conversion of the plant and for working capital; acquisition of an inexpensive long-term coal supply contract; natural gas prices during the construction phase; final project costs due to volatility of prices of equipment; obtaining customers for the products; the timing of various phases of the project; the entry into definitive agreements with others related to the project, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and thus are current only as of the date made.

For more information, please contact: Mark Koenig, Director of Investor Relations, Rentech, Inc. at 303-298-8008 or E-mail at mkir@rentk.com, or see the Company's web site at: www.rentechinc.com.